CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
John D. McCown		www.theequitygroup.com
Chairman & CEO		Adam Prior (212) 836-9606
(800) 554 -1589		Devin Sullivan (212) 836-9608
www.trailerbridge.com

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS FIRST QUARTER RESULTS

Company to Conduct Conference Call Today at 11:00 AM ET

Q1 2006 Highlights

•	3.7% increase in revenue to $25.3 million
•	After fully-expensing $3.1 million periodic dry-docking cost, net loss of $1.8 million
•	Adjusted net income increased 8.3% to $1.2 million under defer-and-amortize method of accounting for dry-docking used by peers
•	Cash and cash equivalents of $14.2 million

Jacksonville, FL – May 15, 2006 — Trailer Bridge, Inc. (NASDAQ: TRBR) today reported financial results for the first quarter ended March 31, 2006 (see attached table), highlighted by a slight underlying improvement in results after adjusting for the Company’s accounting treatment for dry-docking activity.

John D. McCown, Chairman and CEO, said, “We can point to some slight improvement in our liner business on a year-over-year basis, with this being the twelfth straight quarter where we had such an improvement, but we are nevertheless disappointed in our volume performance. Our adjusted earnings of $.10 per share based upon the accounting method used by all of our peers for dry-docking was higher than last year, but our southbound volume was off last year’s level primarily due to the loss of one account that represented 7.1% of our southbound container volume. In addition, our dry-docking activity and substituted sailings negatively affected volume. We are still outperforming our peer group on measures such as operating ratio developed on a comparable basis. Our operating ratio, adjusted to account for dry-docking like our peers, was at 86.0%. Going forward we are determined to increase our volume and asset utilization and believe our superior system should and will grow at rates above the overall Puerto Rico liner market.”

Total revenue for the three months ended March 31, 2006 was $25.3 million, an increase of 3.7% compared to the first quarter of 2005 but a decrease of 10.1% compared sequentially to the fourth quarter of 2005. The increase in revenues versus the year earlier period was driven by fuel surcharge increases. The average revenue per load for containers moved southbound increased 7.9% from the year earlier period and 2.6% sequentially from the fourth quarter of 2005. These rate increases, however, were overshadowed by decreases compared to last year in southbound container volume of 6.8% and in total overall southbound volume including vehicles of 7.1%.

Trailer Bridge, Inc.	Page 2
May 15, 2006

The Company’s Jacksonville-San Juan deployed vessel capacity utilization during the first quarter was 87.9% to Puerto Rico and 23.2% from Puerto Rico compared to 92.2% and 19.3%, respectively, during the first quarter of 2005. Utilization during the first quarter decreased both southbound and northbound compared sequentially to fourth quarter of 2005 levels of 88.9% and 24.0%, respectively. The southbound overall volume shortfall of 7.1% compared to the first quarter of 2005 and 9.5% sequentially compared to the fourth quarter of 2005 was more dramatic than the capacity utilization indicates since the dry-docking of one of the roll-on, roll-off vessels throughout the quarter with its sailings performed with a smaller Triplestack Box Carrier® vessel resulted in decreased total southbound capacity.

Periodic Dry-Docking Expense

During the first quarter, one of the Company’s roll-on, roll-off vessels was out of service as work related to five-year regulatory requirements was being performed. The vessel went back into service in late April. Trailer Bridge incurred $3.1 million of expense in the first quarter of 2006 related to the dry-docking of this vessel; a second roll-on, roll-off vessel is currently having similar work performed at another shipyard. See below for a further discussion of this subject, including adjusted operating results utilizing the defer-and-amortize method of accounting currently used by the Company’s peers for the first quarter of 2006.

Trailer Bridge has historically accounted for dry-docking under the expense-as-incurred method while all of its peers and most marine companies account for dry-docking under the defer-and-amortize method. In early 2006, the Company considered changing its accounting method to be more consistent with its peers and sought further guidance from the Securities and Exchange Commission (“SEC”) staff. While the defer-and-amortize method is acceptable under GAAP, the SEC staff advised the Company that it is less preferred than the expense-as-incurred method and therefore a change in accounting method from the expense-as-incurred method to the defer-and-amortize method was impermissible. Trailer Bridge has been advised that dry-docking is classified as a “planned major maintenance activity” that does not result in a separately identifiable asset or improvement and therefore the expense-as-incurred method is preferred. Although the Company and its audit committee believe that the defer-and-amortize method better matches expenses and revenue without distorting current and future earnings, it must continue using the expense-as-incurred method of accounting for its dry-docking activities. The Company believes providing selected adjusted information to disclose what results would have been had Trailer Bridge accounted for dry-docking expenses under the predominant method used by all of its peers and most marine companies is useful information to shareholders that will provide meaningful industry comparisons. The adjusted information is provided as a comparison of both period-to-period results of the Company as well as its performance relative to its peers. Trailer Bridge believes this information is useful since the Company’s management evaluates its operating performance compared to its industry peer group.

After the full period dry-docking expense, the Company reported operating income of $490,838 in the first quarter of 2006, as compared with $3.5 million in operating income in the first quarter of 2005. Adjusted operating income with the dry-docking accounted for under the defer-and-amortize method used by all the Company’s peers (see table below) would have been $3.5 million, representing an 86.0% operating ratio during the first quarter of 2006.

The Company reported a net loss for the first quarter of $1.8 million after the dry-docking expense, as compared to net income of $975,801 in the year earlier period. Adjusted net income would have been $1.2 million for the first quarter of 2006, or an improvement of 8.3% compared to the year earlier quarter. Net loss attributable to common shares for the first quarter of 2006 was $.15 versus net income per common share of $.08 for the first quarter of 2005. On an adjusted basis, net income of $.10 per share in the first quarter represented a slight improvement compared to the year earlier earnings per share amount.

Trailer Bridge, Inc.	Page 3
May 15, 2006

The table below presents a complete reconciliation between the difference in actual and adjusted results for the first quarter of 2006.

	Three Months Ended March 31,
	2006	2005
Operating income, expense-as-incurred method, as reported	$490,838	$3,529,791
add back: dry docking - expense-as-incurred method	3,121,962	257,520
subtract: dry docking - defer and amortize method	(75,588)	(105,013)

Operating income, defer and amortize method, as adjusted	$3,537,212	$3,682,298

Operating ratio, expense-as-incurred method	98.1%	85.5%
Operating ratio, defer and amortize method	86.0%	84.9%
Net (loss) income, expense-as-incurred method, as reported	$(1,824,091)	$975,801
add back: dry docking - expense-as-incurred method	3,121,962	257,520
subtract: dry docking - defer and amortize method	(75,588)	(105,013)

Net income, defer and amortize method, as adjusted	$1,222,283	$1,128,308

Net income per share basic, defer and amortize method, as adjusted	$0.10	$0.10

Reconciling Item to Presented Financial Statement (per share)
Dry-docking as recorded	$0.27	$0.02
Dry-docking as adjusted for the defer-and-amortize method	(0.01)	(0.01)

Difference	$0.26	$0.01
Net income per share	$(0.15)	$0.08
Weighted Average
Shares outstanding basic	11,779,259	11,763,241

The roll-on, roll-off vessels have three decks, each of which is 736’ long, and are older than the Triplestack Box Carrier® vessels, which are single deck and 400’ long. The Company believes the cost of current dry-dockings of the roll-on, roll-off vessels are higher than they would have otherwise been had more costly measures been taken during the last dry-docking done five years ago when the Company’s liquidity position was severely constrained. For these reasons, the current dry-dockings are not indicative of what the Triplestack Box Carrier® vessels will be and not believed to be indicative of the recurring amount for the roll-on, roll-off vessels themselves.

Financial Position
At March 31, 2006, the Company had cash balances of $14.2 million, working capital of $13.8 million and a stockholders deficit of $1.0 million. There were no amounts outstanding under a $10 million revolving credit facility. Net cash provided by operating activities for the first quarter was $4.2 million or equal to the $4.2 million of net cash provided by operating activities in the year ago quarter.

Trailer Bridge will discuss first quarter results in a conference call today, May 15, 2006, at 11:00 AM (Eastern Time). The dial in number is (888) 737-9834. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or click http://audioevent.mshow.com/298863. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

Trailer Bridge, Inc.	Page 4
May 15, 2006

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

(Tables to Follow)

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Trailer Bridge, Inc.	Page 5
May 15, 2006

TRAILER BRIDGE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2006	2005
OPERATING REVENUES	$25,275,197	$24,365,534
OPERATING EXPENSES:
Salaries, wages, and benefits	3,690,611	4,090,576
Rent and purchased transportation:
Other	5,771,995	5,197,343
Fuel	3,442,653	2,951,613
Operating and maintenance (exclusive of depreciation & dry-docking
shown separately below)	5,414,569	5,559,208
Dry-Docking	3,121,962	257,520
Taxes and licenses	81,184	123,052
Insurance and claims	817,487	670,592
Communications and utilities	116,747	144,939
Depreciation and amortization	1,319,831	1,028,392
(Gain) loss on sale of assets	22,732	(16,166)
Other operating expenses	984,588	828,674

	24,784,359	20,835,743

OPERATING INCOME	490,838	3,529,791
NONOPERATING EXPENSE:
Interest expense	(2,442,074)	(2,577,477)
Interest income	135,155	22,255

(LOSS) INCOME BEFORE BENEFIT (PROVISION) FOR INCOME TAXES	(1,816,081)	974,569
(PROVISION) BENEFIT FOR INCOME TAXES	(8,010)	1,232

NET (LOSS) INCOME	$(1,824,091)	$975,801

PER SHARE AMOUNTS:
NET (LOSS) INCOME PER SHARE BASIC	$(0.15)	$0.08

NET (LOSS) INCOME PER SHARE DILUTED	$(0.15)	$0.08

WEIGHTED AVERAGE
SHARES OUTSTANDING BASIC	11,779,259	11,763,241

SHARES OUTSTANDING DILUTED	11,779,259	12,280,725